Exhibit 99.1

TINGO, INC. RELEASES THIRD QUARTER RESULTS

Company Continues to See Growth in its NWASSA Payments Platform

NEW YORK – (GLOBE NEWSWIRE) – (November 15, 2021) via InvestorWire – Tingo Inc, OTC Markets (IWBB) (“Tingo” or the “Company”) filed its quarterly report on Form 10-Q, wherein the Company reported its unaudited financial results for the three and nine months ended September 30, 2021.

On a proforma basis, Tingo Mobile plc, the Company’s wholly-owned subsidiary acquired on August 15, 2021, generated revenues of $177.0 million and $317.5, million, respectively, for the three and nine month periods ended September 30, 2021, and operating income of $82.0 million and $170.2 million, respectively, for these periods. This compared to total revenues of $45.0 million and $574.7 million, respectively, for the three and nine month periods ended September 30, 2020, and operating income of $38.7 million and $175.4 million, respectively, for these periods.

As a percentage of overall revenue, income generated from the Company’s NWASSA marketplace platform, consisting of fees and commissions received from airtime top-ups, utility payments, transaction fees on agricultural marketplace and brokerage on loans, increased from $29.8 million and $77.6 million, respectively, for the three and nine months ended September 30, 2020, to $56.5 million and $120.7 million, respectively, for the three and nine months ended September 30, 2021. NWASSA revenues now constitute approximately 38.0% of overall Company revenues.

On a consolidated basis, the Company reported total assets of approximately $6.6 billion, and total liabilities of approximately $2.3 billion as at September 30, 2021.

Commenting on the unaudited results of the Company for the third quarter and nine months ended September 30, 2021, Dozy Mmobuosi, Chief Executive Officer, stated: “We are very pleased with the results we have achieved through the continued challenges of Covid 19. We recently announced our strategic partnership with between Tingo Mobile PLC and Visa. This partnership will allow us to expand our Fintech operations with our planned expansion of Tingo Pay, our new mobile wallet and related services, that will deliver impactful financial inclusion for rural farmers and communities to enable our NWASSA platform and transaction marketplace to be interoperable with the financial banking system.”

Dakshesh Patel, the Company’s Chief Financial Officer, added: “We have successfully transitioned the Group onto the OTC:QB market and delivered strong growth in our Agri- Fintech business NWASSA. We have seen its revenue contribution increase to 38% from 13.5% in the prior period of total revenue for the proforma nine months ended September 30, 2021. The model of ‘device as a service’ through use of smartphones is delivering the results we planned. Our net margins exceeded 50%, mainly due to the increased value of our Agri-Fintech business.”

About Tingo

Tingo is is the leading Agri fintech company operating in Africa, with a marketplace platform that empowers social upliftment through mobile, technology and financial access for rural farming communities. Our unique ‘device as a service’ model allows us to add market leading applications to enable customers to trade, buy top ups, pay bills, access insurance and lending services.  With over 9 million customers and over 30 million mobile devices sold, Tingo is seeking to expand its operations across select markets in Africa.  The Company’s strategic plan is to become the eminent Pan African Agri-Fintech business delivering social upliftment and financial inclusion to millions of SME farmers and women-led businesses. Additional information about the Company can be found at www.tingoinc.com.

Safe Harbor and Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, any risks and uncertainties with respect to the Company’s operations, as well as those contained in the Company’s quarterly, annual, and periodic filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts

Corporate and Media Contacts:

Tingo, Inc.

(646) 847-0144

Rory Bowen

Chief of Staff – Tingo Inc

Rory.bowen@tingoinc.com

3